Exhibit 99.1

PMGC Holdings Inc. Completes Acquisition of CNC Machining Company - AGA Precision Systems LLC

●	Adds $1.39 Million in Cash-Flow-Positive Revenue from a CNC Machining, Mold Manufacturing, and Specialty Metals Operation Serving the Aerospace, Defense, and Industrial Markets.

●	Adds to PMGC’s U.S. Manufacturing Revenue Through a Second Bolt-On Acquisition Under Its Roll-Up Strategy, Bringing Estimated Total Annualized Revenue to Over $2.25 Million.

Newport Beach, CA – July 18, 2025 – PMGC Holdings Inc. (Nasdaq: ELAB) (the “Company,” “PMGC” or “we”), a diversified public holding company, today announced that it has completed the acquisition of AGA Precision Systems LLC (“AGA”), a California-based CNC machining business that generated over $1.39 million in revenue in 2024 and has a track record of profitability. The transaction reflects PMGC’s continued focus at both the management and strategic levels on acquiring U.S.-based, cash-flow-positive industrial businesses with capabilities that strengthen mission-critical supply chains. It also aligns with broader industry momentum toward US based manufacturing, reshoring, which are revitalizing America’s aerospace, defense, and precision manufacturing sectors.

About AGA Precision Systems LLC

AGA Precision Systems LLC is a specialized CNC machine shop focused on high-tolerance milling, turning, mold manufacturing, and machining of complex metals including titanium and Inconel. The company serves customers across the aerospace, defense, and industrial sectors, delivering precision components to demanding technical specifications.

Founded over a decade ago, AGA has built a strong reputation for quality and reliability, having grown its business exclusively through referrals and repeat orders without a formal sales or marketing function. Its long-standing customer relationships and niche capabilities have supported consistent operating profitability from its base in California. The company will continue operations with existing leadership and under the guidance of a new experienced machine shop management team, supported by strategic and financial oversight from PMGC.

In 2024, AGA generated $1,390,000 in revenue and was earnings before interest, tax, depreciation and amortization (EBITDA) positive.

Strategic Rationale

The acquisition of AGA aligns with PMGC’s broader strategy of acquiring specialized, U.S.-based manufacturing businesses with strong fundamentals, consistent earnings, and long-term growth potential. AGA’s technical expertise and positioning across mission-critical industries make it a strategic addition to PMGC’s operating portfolio.

“AGA Precision Systems exemplifies our focus on acquiring high-quality, resilient businesses vital to U.S. manufacturing,” said Graydon Bensler, Chief Executive Officer of PMGC Holdings Inc., managed through GB Capital Ltd. “Its expertise in specialty metals, long-standing customer relationships, and role in critical supply chains add strong operational and strategic value to our platform.”

PMGC intends to support AGA’s continued growth through targeted investments in business development, production efficiency, and resource planning. The Company also sees long-term opportunity to deepen AGA’s footprint across defense and industrial programs requiring reliable, U.S.-based suppliers.

Industry Outlook

The global CNC machine tool market is projected to grow from $100.5 billion in 2024 to $109.1 billion in 2025, reaching over $200 billion by 2033i. Growth is driven by demand from aerospace, defense, and industrial sectors, alongside reshoring efforts supported by the CHIPS and Inflation Reduction Acts.

AGA marks PMGC’s second completed acquisition this quarter, following the acquisition of Pacific Sun Packaging on July 10, 2025. The Company has two additional pending acquisitions previously announced and continues to pursue further opportunities in cash-flow-positive U.S.-based manufacturing and industrial businesses.

PMGC acquired 100% of the issued and outstanding interests in AGA for $650,000 in cash with no debts or liabilities.

About AGA Precision Systems LLC

AGA Precision Systems LLC is a California-based CNC machining company specializing in high-tolerance milling, turning, mold manufacturing, and the machining of metals such as titanium and Inconel. The company serves customers across aerospace, defense, space, and industrial markets.

About PMGC Holdings Inc.

PMGC Holdings Inc. is a diversified holding company that manages and grows its portfolio through strategic acquisitions, investments, and development across various industries. We are committed to exploring opportunities in multiple sectors to maximize growth and value. For more information, please visit https://www.pmgcholdings.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “believes,” “expects,” “plans,” “potential,” “would” and “future” or similar expressions such as “look forward” are intended to identify forward-looking statements. Forward-looking statements are made as of the date of this press release and are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, activities of regulators and future regulations and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results. Therefore, you should not rely on any of these forward-looking statements. These and other risks are described more fully in PMGC’s filings with the United States Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 28, 2025, and its other documents subsequently filed with or furnished to the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact:

IR@pmgcholdings.com

[i]	CNC Machine Tool Market Size, Share & Growth By 2033

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